Exhibit 99.1

Anne Spitza	Ken Rizvi
Corporate Communications	Director of Treasury, Corp. Development, Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-6398	(602) 244-3437
anne.spitza@onsemi.com	ken.rizvi@onsemi.com

Daryl Ostrander Joins the ON Semiconductor Board of Directors

PHOENIX, Ariz. – Feb. 27, 2009 – ON Semiconductor Corporation (Nasdaq: ONNN) today announced the election of Daryl Ostrander to its Board of Directors. Mr. Ostrander was elected to this position by ON Semiconductor’s Board of Directors.

Mr. Ostrander served as Senior Vice President of Manufacturing and Technology, Microprocessor Solutions Sector (MSS) for AMD. During his 27-year tenure with AMD, Mr. Ostrander managed worldwide fab operations in Dresden and Singapore, assembly/test operations in Penang, Singapore and Suzhou, and technology development operations in New York. He was responsible for a workforce of 6,000 employees, an annual capital budget of $1 billion and annual operating costs of $3 billion. His accomplishments include implementation of lean operation principles and practices in AMD’s manufacturing, supply chain, and technology development operations. He developed technology transfer methodologies that resulted in mature product yields and speeds at the onset of manufacturing. He developed manufacturing strategies for AMD that utilized both in-house and foundry capabilities to support business volume fluctuations and optimize costs as required. Mr. Ostrander retired from AMD in Feb. 2008.

Earlier in his career, Mr. Ostrander gained manufacturing and technology management experience working for Texas Instruments. Mr. Ostrander earned a BA in Physics from Rice University and his PhD in Physics from University of Houston in Texas.

“Daryl is a strong addition and a valuable complement to our board of directors,” said Keith Jackson, ON Semiconductor president and CEO. “Daryl Ostrander brings a legacy of demonstrated industry leadership and manufacturing expertise. His insight will be invaluable as we continue to execute on our strategies for operational excellence and the consolidation of our manufacturing network.”

About ON Semiconductor

With its global logistics network and strong product portfolio, ON Semiconductor (Nasdaq: ONNN) is a preferred supplier of high performance, energy efficient, silicon solutions to customers in the power supply, automotive, communication, computer, consumer, medical, industrial, mobile phone, and military/aerospace markets. The company’s broad portfolio includes power, analog, DSP, mixed-signal, advance logic, clock management, non-volatile memory and standard component devices. Global corporate headquarters are located in Phoenix, Arizona. The company operates a network of

Daryl Ostrander Joins the ON Semiconductor Board of Directors

2 - 2 - 2 - 2

manufacturing facilities, sales offices and design centers in key markets throughout North America, Europe, and the Asia Pacific regions. For more information, visit http://www.onsemi.com.

# # #

ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.